Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Reports 2011 Year-End Financial Results

and Provides General Business Update

Conference Call Scheduled Today for 5:30 p.m. Eastern Time

Mountain View, California - March 12, 2012 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today reported financial results for the fiscal quarter and year ended December 31, 2011 and provided a general business update. Alexza recorded a net loss of $9.7 million and $40.5 million in the quarter and year ended December 31, 2011, respectively, as reported in accordance with accounting principles generally accepted in the United States (GAAP), compared to net income of $25.4 million in the quarter ended December 31, 2010 and a net loss of $1.5 million for the year ended December 31, 2010. At December 31, 2011, Alexza had consolidated cash, cash equivalents and marketable securities of $16.9 million.

“We continue to make solid progress on our global commercial strategy for ADASUVE,” said Thomas B. King, President and CEO of Alexza. “In the past five months, we have established a key commercial partnership with Grupo Ferrer, filed our MAA in Europe and have continued to push the ADASUVE NDA through its FDA review.”

Alexza General Business Update

The following key events occurred since the beginning of the fourth quarter of 2011:

•

On October 5, 2011, Alexza entered into a commercial partnership for ADASUVE™ (Staccato® loxapine) with Grupo Ferrer Internacional, S.A. (Grupo Ferrer) for the commercialization of ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries.

•	On October 26, 2011, Alexza filed a Marketing Authorization Application (MAA) for ADASUVE with the European Medicines Agency (EMA).

•

On November 8, 2011 Alexza presented an abstract and poster, entitled “Treating Agitation with Inhaled Loxapine (AZ-004): Responder Analyses in Patients with Schizophrenia or Bipolar Disorder” at the 24th Annual U.S. Psychiatric and Mental Health Congress.

•

On December 12, 2011 the Psychopharmacologic Drugs Advisory Committee (PDAC) of the U.S. Food and Drug Administration (FDA) voted to recommend that ADASUVE be approved for use as a single dose in 24 hours when used with the FDA recommended Risk Evaluation and Mitigation Strategy (REMS), for the treatment for agitation in patients with schizophrenia or bipolar mania. The vote on this question was 9/8/1 (yes/no/abstain).

•

On December 16, 2011, Alexza announced that it had retained Lazard to assist in exploring strategic options to enhance stockholder value, including a possible sale or disposition of one or more corporate assets, a strategic business combination, partnership or other transactions.

•

On January 23, 2012, the FDA notified Alexza that it will require additional time to complete its review of the New Drug Application (NDA) for ADASUVE, extending the Prescription Drug User Fee Act (PDUFA) date for the ADASUVE NDA from February 4, 2012 to May 4, 2012.

•

On February 13, 2012 Alexza received preliminary feedback, the Day 80 Assessment Report, from the EMA regarding the ADASUVE MAA. The Day 80 Assessment Report outlines major objections pertaining to the extrapolation of the Phase 3 study population to the intended patient population, pulmonary safety in patients with active airways disease and recommendations to address this issue via the risk management plan, other aspects of the risk management plan, and the need to obtain an EU GMP certificate for the Alexza manufacturing facility and commercial manufacturing process.

•

On February 17, 2012, Alexza announced that it had priced a public offering of an aggregate of 44,000,000 shares of its common stock and warrants to purchase up to an additional 44,000,000 shares of its common stock. Net proceeds from the offering were approximately $20.4 million, after deducting offering expenses. The warrants will be exercisable beginning February 24, 2013 at $0.50 per share and will expire February 23, 2017.

•

On February 17, 2012, Alexza restructured its operations, with a primary focus on the continued development and commercialization of ADASUVE. The restructuring included a workforce reduction of 29 employees, representing approximately 38% of Alexza’s total workforce.

•

On March 5, 2012, Alexza amended its agreement with Grupo Ferrer. With this amendment, Grupo Ferrer will expand its strategic partnership by becoming an Alexza stockholder. Ferrer and Alexza have agreed to eliminate a future potential milestone payment in exchange for the purchase of Alexza common stock. Ferrer will purchase approximately 2.42 million shares of Alexza common stock for $1.24 per share in March 2012. During 2012, up to an additional $8 million of Alexza common stock may be purchased by Ferrer, upon a request by Alexza and subject to acceptance by Ferrer, in exchange for the elimination of additional milestones at a price per share that will be a premium to the market price on the date of purchase.

Alexza believes that based on its cash, cash equivalents and marketable securities balance at December 31, 2011, the upfront payment for the Grupo Ferrer agreement received in January 2012, net proceeds of approximately $20.4 million from the recently completed underwritten public offering, the March 2012 amendment of the Ferrer Agreement, and the Company’s current expected cash usage, the Company has sufficient capital resources to meet its anticipated cash needs, at its current cost levels, into the fourth quarter of 2012.

Financial Results - Periods Ended December 31, 2011 and 2010

Alexza recorded $1.9 million and $5.7 million of revenues in the quarter and year ended December 31, 2011, and $42.1 million and $42.9 million in the quarter and year ended December 31, 2010. In October 2011, the Company began to recognize revenues related to the upfront payment from Grupo Ferrer as part of the collaboration, license and supply agreement signed in October 2011. In October 2010, Biovail Laboratories International SRL (Biovail) terminated the collaboration and license agreement and manufacture and supply agreement for ADASUVE, at which time Alexza recognized as revenue the $40 million non-refundable up-front payment received in February 2010. In September 2010, the Company began to recognize revenues related to payments received from Cypress Biosciences, Inc. as part of the license and development agreement signed in August 2010.

GAAP operating expenses were $10.4 million and $40.0 million in the quarter and year ended December 31, 2011, respectively, compared to operating expenses of $13.5 million and $47.5 million in the same periods in 2010, respectively. Research and development expenses were $7.3 million and $28.3 million in the quarter and year ended December 31, 2011, respectively, compared to $11.0 million and $33.5 million in the same periods in 2010, respectively. Results for the quarter ended December 31, 2010 were impacted by a $2.8 million non-cash write-off related to a deposit on certain manufacturing equipment.

General and administrative expenses were $3.1 million and $11.8 million in the quarter and year ended December 31, 2011, respectively, compared to $2.5 million and $14.0 million for the same periods in 2010, respectively.

In connection with the August 2009 acquisition of Symphony Allegro, Alexza is obligated to pay the former Symphony Allegro shareholders certain percentages of cash payments that may be generated from collaboration transactions for ADASUVE, AZ-002 (Staccato alprazolam) or AZ-104 (Staccato loxapine, low-dose). The Company records this obligation as a contingent liability and updates the liability each quarter. During the quarter and year ended December 31, 2011, Alexza recognized non-operating losses of $0.7 million and $4.0 million, respectively. Alexza recorded a non-operating loss of $2.5 million and a non-operating gain of $4.8 million for the quarter and year ended December 31, 2010, respectively. These gains and losses reflect Alexza’s change in the estimated probability-weighted cash flows from ADASUVE and the estimated timing of receipt of such cash flows. In 2011, these assumptions were influenced by the signing of the Grupo Ferrer commercial partnership. In 2010, these assumptions were influenced by the Complete Response Letter (CRL) received from the FDA and the termination of the Biovail agreements, both in October 2010, and the results of the December 2010 End-of-Review meeting with the FDA.

Conference Call Information - 5:30 p.m. Eastern Time on March 12, 2012

To access the conference call via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also pre-register to avoid pre-call delays at https://www.theconferencingservice.com/prereg/key.process?key=PC6URA36U.

To access the live conference call via phone, dial 888-680-0893. International callers may access the live call by dialing +1-617-213-4859. The reference number to enter the call is 68746803.

The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 888-286-8010 for domestic callers or +1-617-801-6888 for international callers. The reference number for the replay of the call is 15581195. A replay of the call will be available for two weeks following the event.

About Alexza Pharmaceuticals, Inc.

Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)

ADASUVE™ (Staccato loxapine) is Alexza’s lead program, which is being developed for the acute treatment of agitation in adults with schizophrenia or bipolar disorder. Alexza completed and announced positive results from both of its Phase 3 clinical trials and initially submitted the ADASUVE NDA in December 2009. In October 2010, the Company received a CRL from the FDA regarding the application. The Company completed an end-of-review meeting with the FDA in December 2010, a REMS guidance meeting with the FDA in April 2011, and the ADASUVE NDA was resubmitted in August 2011. In December 2011, the ADASUVE NDA was the subject of an advisory committee meeting. In January 2012, Alexza received notice of a 90-day extension of the PDUFA goal date, from February 4, 2012 to May 4, 2012.

In October 2011, the Company established a commercial partnership for ADASUVE with Grupo Ferrer Internacional, S.A. Grupo Ferrer is a leading pharmaceutical company in Europe with extensive operations in the Americas, and is Alexza’s partner in the commercialization of ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. Alexza filed its ADASUVE Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) in October 2011.

For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com.

Safe Harbor Statement

Alexza’s policy is to only provide guidance on product candidates and corporate goals for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical and corporate milestones guidance is as of March 12, 2012 and financial guidance relating to the Company’s current cash, cash equivalents and investments is based upon balances as of December 31, 2011 and certain subsequent events.

This news release and conference call will contain forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the adequacy of the Company’s capital to support the Company’s operations, the Company’s ability to raise additional funds and the potential terms of such potential financings, the potential of the Company’s ADASUVE NDA resubmission to adequately address the issues in the Complete Response Letter, the timing of the FDA’s review of the NDA, the eventual prospects that ADASUVE will be approved for marketing in the U.S., and the timing and prospects for regulatory approval to market ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King
President and CEO
650.944.7634
tking@alexza.com

ALEXZA PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenue	$1,884	$42,132	$5,660	$42,876
Operating expenses:
Research and development	7,285	11,020	28,262	33,528
General and administrative	3,102	2,526	11,766	14,000

Total operating expenses	10,387	13,546	40,028	47,528

Loss from operations	(8,503)	28,586	(34,368)	(4,652)
Change in fair value of contingent consideration liability	(700)	(2,500)	(4,000)	4,838
Interest and other income/expense, net	(4)	(63)	26	(35)
Interest expense	(486)	(608)	(2,189)	(1,632)

Net loss	$(9,693)	$25,415	$(40,531)	$(1,481)

Basic and diluted net loss per share	$(0.13)	$0.43	$(0.60)	$(0.03)

Shares used to compute net loss per share attributable to Alexza common stockholders	72,136	59,723	67,867	55,421

ALEXZA PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,	December 31,
	2011(1)	2010(1)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$16,903	$41,449
Other current assets	10,649	965

Total current assets	27,552	42,414

Property and equipment, net	20,425	24,361
Other noncurrent assets	628	1,707

Total assets	$48,605	$68,482

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Total current liabilities	34,948	34,383
Noncurrent liabilities	23,349	21,809
Total stockholders’ (deficit) equity	(9,692)	12,290

Total liabilities and stockholders' (deficit) equity	$48,605	$68,482

(1) Derived from audited consolidated financial statements at that date.